Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

State or Other Jurisdiction of Incorporation or
Subsidiary	Organization
Caitra Technologies Incorporated	Washington

Flow Ultra High Pressure Waterjet Technology (Shanghai) Co., Ltd	Shanghai

Flow Waterjet Hong Limited	Hong Kong

State or Other Jurisdiction of Incorporation or
Subsidiary	Organization
Flow Korea Corporation	Korea

Flow Japan Corporation	Japan

Flow Asia Corporation	Taiwan

State or Other Jurisdiction of Incorporation or
Subsidiary	Organization
Flow Asia International Ltd	Mauritius

Flow Latino Americana Comercio Ltda	Brazil

Flow Holdings SAGL	Switzerland

Flow Holding Limited	United Kingdom

Flow Europe GmbH	Germany

Flow Italia, SRL	ltaly

Flow Eastern Europe, S.R.O.	Czech Republic

Flow Iberica Corte Con Aqua Alta Presion, S.L.	Spain

Flow U.K., Ltd.	United Kingdom

Flow France Sarl.	France

Flow Automation Systems ULC	British Columbia